EX-99.e.1.ii

AMENDMENT NO. 2

TO SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 1, 2013

       This Schedule to the Distribution Agreement between Delaware Group Foundation Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee
		(per annum	Rate (per
		of the Series’	annum of the
Series Name	Class Names	average daily	Series’	Effective Date
		net assets	average daily
		represented	net assets
		by shares of	represented by
		the Class)	shares of the
			Class)
Delaware Foundation	Class A	.25%		April 19, 2001
Conservative Allocation
Fund
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Foundation	Class A	.25%		April 19, 2001
Growth Allocation Fund
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Foundation	Class A	.25%		April 19, 2001
Moderate Allocation Fund
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001

DELAWARE DISTRIBUTORS, L.P.	DELAWARE GROUP FOUNDATION FUNDS
DELAWARE DISTRIBUTORS, INC.,	on behalf of the Series listed on Schedule I
General Partner

By:	By:
Name: J. Scott Coleman	Name: Patrick P. Coyne
Title: President	Title: President